Exhibit 10.11

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

METHYLPHENIDATE SUPPLY AGREEMENT

This Methylphenidate Supply Agreement (this “Agreement”) is made as of the 16th day of March, 2017 (“Effective Date”), by and between Mallinckrodt LLC, a Delaware limited liability company having a place of business at 675 McDonnell Boulevard, Hazelwood, MO 63042 (“Mallinckrodt”) and Osmotica Kereskedelmi es Szolgalato Kft, a Hungarian corporation located at Berlini u. 47-49, Budapest, 1045- Hungary (“Osm Kft”), and, solely for purposes of Section 11.15, Osmotica Pharmaceutical Corporation, a Delaware corporation located at 895 Sawyer Road, Marietta, GA 30062 (“Osmotica”). Osm Kft and Mallinckrodt may be referred to each individually as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Osm Kft is engaged in the development and commercialization of pharmaceutical products;

WHEREAS, Mallinckrodt is engaged in the manufacture and supply of active pharmaceutical ingredients for research and development purposes as well as commercial use; and

WHEREAS, Osm Kft desires to purchase from Mallinckrodt, and Mallinckrodt desires to supply to Osm Kft, the active pharmaceutical ingredient(s) described herein for use by Osm Kft in manufacturing finished products incorporating such active pharmaceutical ingredient(s), all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1          “Affiliate” means, with respect to a Party, any corporation, limited liability company or other business entity controlling, controlled by or under common control with such Party, for so long as such relationship exists. For the purposes of this definition, control means: (a) to possess, directly or indirectly, the power to direct affirmatively the management and policies of such corporation, limited liability company or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting equity in such corporation, limited liability company or other business entity, as applicable.

1.2          “API” means the active pharmaceutical ingredient supplied by Mallinckrodt hereunder, as further described on Exhibit A hereto.

1.3          “Applicable Laws” means, as in effect at any given time: (a) all relevant federal, state and local laws, statutes, rules, regulations, judgments and ordinances in the United States applicable to the Parties’ activities under this Agreement, including the United States Federal

Food, Drug and Cosmetic Act, (b) GMPs and (c) all applicable regulations and generally published guidelines of any United States Regulatory Authority; in each case, together with any and all amendments thereto.

1.4          “Arbiter” shall have the meaning ascribed to it in Section 3.5.

1.5          “Auditor” shall have the meaning ascribed to it in Section 3.5.

1.6          “Binding Forecast” shall have the meaning ascribed to it in Section 2.3.

1.7          “Business Day(s)” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, United States are authorized or required by law to remain closed.

1.8          “Osm Kft Technology” shall have the meaning ascribed to it in Section 6.2.

1.9          “Conforming API” shall have the meaning ascribed to it in Section 2.1.

1.10        “Conforming Purchase Orders” shall have the meaning ascribed to it in Section 2.4.1.

1.11        “Contract Year” means each calendar year elapsing during the Term hereof; provided that the first Contract Year shall begin on the Effective Date and end on December 31 of the same year, except that, the last Contract Year hereof may be a period shorter than twelve (12) months in the event this Agreement is terminated in accordance with Article 6 or any other applicable provision hereof.

1.12        “PEA” means the Drug Enforcement Administration of the U.S. Department of Justice or any successor entity thereto performing substantially similar functions.

1.13        “Delivery” shall have the meaning ascribed to it in Section 2.11.

1.14        “Dispute Notice” shall have the meaning ascribed to it in Section 11.3.1.

1.15        “DMF” means a drug master file filed with the FDA which includes the information relating to the manufacture of the API.

1.16        “Facility” shall have the meaning ascribed to it in Section 2.1 and, for the avoidance of doubt, shall mean and refer to Mallinckrodt’s facilities in St. Louis, Missouri.

1.17        “FDA” means the United States Food and Drug Administration, or any successor entity thereto performing substantially similar functions.

1.18        “Final Purchase Order” shall have the meaning ascribed to it in Section 2.4.1.

1.19        “Finished Product” means a finished pharmaceutical product incorporating the API supplied by Mallinckrodt hereunder.

1.20        “Forecast” shall have the meaning ascribed to it in Section 2.3.

1.21        “Force Majeure Event” shall have the meaning ascribed to it in Section 11.5.

1.22        “Guarantor” shall mean Osmotica Pharmaceuticals Corporation.

1.23        “GMPs” means current good manufacturing practices and standards, as provided for (and as amended from time to time) in the Current Good Manufacturing Practice regulations promulgated by the FDA under the United States Food, Drug and Cosmetic Act (21 C.F.R. Part 210 et seq.).

1.24        “Indemnified Party” shall have the meaning ascribed to it in Section 10.3.

1.25        “Indemnifying Party” shall have the meaning ascribed to it in Section 10.3.

1.26        “Initial Contract Year Minimum Payment” shall have the meaning ascribed to it in Schedule B.

1.27        “Joint Inventions” shall have the meaning ascribed to it in Section 6.1.

1.28        “Losses” means liabilities, obligations, claims, fines, awards, deficiencies, guarantees, demands, losses, damages, costs or expenses, including but not limited to, reasonable attorneys’ fees, which arise from any claim, lawsuit or other action by a third party.

1.29        “Mallinckrodt Inventions” shall have the meaning ascribed to it in Section 6.1.

1.30        “Manufacturing Quota” means the amount of API allotted to Mallinckrodt by the DEA pursuant to applicable DEA regulations so that Mallinckrodt may manufacture such API, as such allocation may be updated from time to time.

1.31        ‘‘Non-Conforming Order” shall have the meaning ascribed to it in Section 2.4.1.

1.32        “Price” means the price for the API set forth in Exhibit B, as it may be adjusted in accordance with Section 3.1 below.

1.33        “Procurement Quota” means the quota allotted to Osm Kft (or its designee) by the DEA pursuant to applicable DEA regulations so as to permit shipment of API from Mallinckrodt to Osm Kft (or its designee), as such allocation may be updated from time to time.

1.34        “Purchase” means to place a Conforming Purchase Order for API and to pay for API Delivered pursuant to such Purchase Order, in each case in accordance with the terms and conditions of this Agreement.

1.35        “Purchase Order” shall have the meaning ascribed to it in Section 2.4.2.

1.36        “Q1” shall have the meaning ascribed to it in Section 2.3.

1.37        “Quality Agreement” means the agreement entered into between the Parties pursuant to Section 4.5.

1.38        “Recall Expenses” shall have the meaning ascribed to it in Section 5.4.

1.39        “Regulatory Authority” means any national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity or other person or entity, including, without limitation, the FDA and the DEA.

1.40        “Regulatory Filing” shall have the meaning ascribed to it in Section 5.2.

1.41        “Replacement Product” shall have the meaning ascribed to it in Section 2.8.

1.42        “Required Changes” shall have the meaning ascribed to it in Section 4.8.

1.43        “Specifications” means those specifications for the API set forth in Exhibit C, as they may be subsequently amended pursuant to Section 4.8 hereof or by written agreement signed by each of the Parties.

1.44        “Supply Failure” shall have the meaning ascribed to it in Section 2.8.

1.45        “Term” shall have the meaning ascribed to it in Section 7.1.

ARTICLE 2
SUPPLY

2.1          API Supply. Subject to the terms and conditions of this Agreement, Mallinckrodt shall supply to Osm Kft such quantities of the API as may be specified in Purchase Orders submitted by Osm Kft pursuant to Section 2.4 hereof from time to time during the Term. All API to be supplied under this Agreement shall be manufactured by Mallinckrodt at Mallinckrodt’s St. Louis, Missouri manufacturing facility (the “Facility”) in conformance with Applicable Laws (including GMPs), the Specifications, this Agreement and the Quality Agreement and shall not, at the time of Delivery, be adulterated or misbranded (“Conforming API”). Upon prior written mutual agreement between the Parties, which shall be memorialized by formal amendment to this Agreement, the API to be supplied under this Agreement may be manufactured by Mallinckrodt at another facility or facilities specified in such amendment.

2.2          API Purchase. Osm Kft agrees it will purchase from Mallinckrodt, during every Contract Year during the Term hereof, the lesser of (a) the greater of (i) at least [***] of its annual requirements (as measured by the period corresponding to the applicable Contract Year) of the API to be used for manufacture of Finished Products up to the Initial Contract Year Minimum Payment or (ii) the Minimum Annual Purchase Commitment (as applicable) in accordance with the terms set forth on Exhibit B and (b) the annual maximum quantities in accordance with the terms set forth on Exhibit B, in each case subject to the terms of this Agreement (including the terms set forth on Exhibit B), the ability of Mallinckrodt to supply Conforming API to satisfy such requirements, the availability of Manufacturing Quota and the availability of Procurement Quota (if and as applicable with respect to any API); and further provided that the any minimum purchase requirements as set forth in Exhibit B and any obligation to make minimum purchases or purchase a percentage of annual requirements shall immediately terminate upon Osm Kft paying to Mallinckrodt pursuant to this Agreement (through purchases of API or otherwise) the aggregate amount of Twenty Six Million ($26,000,000) USD, less any credit for Replacement Product contemplated in Section 2,8 below, whereupon Osm Kft may continue to purchase Product in accordance with this Agreement up to the termination or expiration hereof without any minimum purchase obligations as to quantity, dollar amount, aggregate annual payments or percentage of requirements.

2.3          Forecasts. On My 1, 2017 and at least ninety (90) days prior to the beginning of the calendar quarter starting January 1, 2018 and each subsequent calendar quarter, Osm Kft shall provide Mallinckrodt with a good-faith written 12-month rolling forecast of the quantities of the API estimated to be Purchased from Mallinckrodt during the twelve (12) calendar months following the date on which such forecast is provided (each such forecast, a “Forecast”). With respect to each Forecast, the forecasted quantities for the first [***] of the Forecast (hereinafter [***]) shall be binding (i.e., Osm Kft shall be required to Purchase from Mallinckrodt hereunder all quantities of each API forecasted for [***] of any Forecast, and Mallinckrodt shall be required to supply such quantities of API) (the “Binding Forecast”), and the forecasted quantities for all [***] shall be non-binding, good faith estimates of Osm Kft’s API requirements for such [***].

2.4          Orders.

2.4.1       Purchase Order. Osm Kft shall from time to time provide to Mallinckrodt one or more Purchase Orders (as defined below) ordering the quantity of API set forth in the Binding Forecast during the applicable period identified in the Binding Forecast Mallinckrodt shall be deemed to accept all Purchase Orders that Osm Kft issues to the extent such Purchase Orders (a) do not exceed the quantity of API set forth in the Binding Forecast and (b) do not specify a delivery date that is less than ninety (90) days from the date of such Purchase Order (“Conforming Purchase Orders”), To the extent all or any portion of a Purchase Order does not constitute a Conforming Purchase Order (a “Non-Conforming Order”), Mallinckrodt shall provide Osm Kft with a written acceptance or rejection of such Non-Conforming Order within seven (7) business days (excluding Saturdays, Sundays, and U.S. holidays) following Mallinckrodt’s receipt thereof; provided that any failure by Mallinckrodt to reject a Non-Conforming Order during such seven (7) business day period shall be deemed an acceptance of such Non-Conforming Order. Accepted Non-Conforming Orders and Conforming Purchase Orders (collectively, “Final Purchase Orders”) issued by Osm Kft shall constitute the binding obligation of Osm Kft to purchase the API so ordered and of Mallinckrodt to deliver to Osm Kft the specified quantity of API by the specified Delivery date.

2.4.2       Form of Orders. Osm Kft’s orders shall be made pursuant to a written Purchase Order (each, a “Purchase Order”) that specifies the purchaser, delivery location, Product name and Mallinckrodt Product number, quantity of API, requested delivery date(s) and price in accordance with the requirements of Section 2.4.1 above. NO TERMS OR CONDITIONS CONTAINED IN ANY PURCHASE ORDER, ORDER ACKNOWLEDGMENT, INVOICE OR SIMILAR STANDARDIZED FORM SHALL BE CONSTRUED TO AMEND, MODIFY OR SUPPLEMENT THE TERMS OF THIS AGREEMENT, AND ALL SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.

2.5          No Cancellation. No Purchase Order, once accepted by Mallinckrodt, may be cancelled or varied by Osm Kft or Mallinckrodt without the prior written approval of the other Party, except as and to the extent set forth in Section 2.6.2 below, and the last sentence of Section 2.7 below.

2.6          Quota Restrictions.

2.6.1       General. Notwithstanding anything to the contrary that may be set forth herein, the Parties acknowledge and agree that: (i) Mallinckrodt’s obligation to supply API to Osm Kft hereunder is subject to the availability of sufficient Manufacturing Quota; and (ii) Osm Kft’s obligation to purchase any amounts of API from Mallinckrodt hereunder is subject to the availability of sufficient Procurement Quota. The Parties both agree they shall at all times cooperate in good faith and use commercially reasonable efforts to obtain sufficient Manufacturing Quota and Procurement Quota. Without limiting the foregoing, Mallinckrodt shall use commercially reasonable efforts to obtain sufficient Manufacturing Quota based on the then-current Forecast provided by Osm Kft for any corresponding supply period for which Manufacturing Quota may be requested and shall reasonably cooperate with Osm Kft in obtaining sufficient Procurement Quota.

2.6.2       Failure to Obtain Quota. In the event that a Party has not obtained the necessary Manufacturing Quota or Procurement Quota, as the case may be, to allow it fully to perform its obligations under this Agreement, such Party shall promptly inform the other Party in writing. In the event there is not sufficient Manufacturing Quota or Procurement Quota with respect to an outstanding Purchase Order for API or with respect to the then-current Forecast, then, without limiting any other provision of this Agreement (including Section 2.2 and Section 2.6.3), the Delivery date will be adjusted by the Parties for a reasonable period mutually agreed by the Parties (which agreement shall not be unreasonably withheld) to allow the applicable Party to obtain the necessary Manufacturing Quota or Procurement Quota, as the case may be. In the event Manufacturing Quota is not received within such mutually agreed period after the original Delivery date, then, notwithstanding Section 2.5 herein above, such Purchase Order, or a part thereof as agreed by the Parties, may be, but is not required to be, cancelled by Osm Kft by written notice to Mallinckrodt; however, such adjustment of the Delivery date in response to a failure to receive Manufacturing Quota shall not constitute a Supply Failure under this Agreement. In the event Osm Kft does not obtain Procurement Quota within such mutually agreed period after the original Delivery date, then Osm Kft shall (a) have the right to cancel such Purchase Order by written notice to the other Party or (b) defer Delivery of Products under such Purchase Order until such time as sufficient Procurement Quota is available. In the event of any cancellation of a Purchase Order as a result of insufficient Manufacturing Quota, Osm Kft shall pay to Mallinckrodt an amount equal to any Conforming API Delivered to Osm Kft pursuant to such cancelled Purchase Order prior to the date Mallinckrodt is informed in writing of such cancellation. In the event of any cancellation of a Purchase Order as a result of insufficient Procurement Quota, Osm Kft shall pay to Mallinckrodt an amount equal to any direct costs, substantiated with written documentation provided to Osm Kft (including reasonable, documented out-of-pocket costs but excluding allocations for overhead expenses, idle facility or equipment charges or facility fees) incurred by Mallinckrodt in fulfilling any such cancelled Purchase Order through the date of notification of cancellation; provided that, Osm Kft’s liability to make such payment shall not exceed the total amount that would have been payable by Osm Kft to Mallinckrodt with respect to such Purchase Order had it not been cancelled in accordance herewith. Any amounts due by Osm Kft to Mallinckrodt pursuant to this Section 2.6.2 shall be payable by Osm Kft within sixty (60) days after Osm Kft’s receipt from Mallinckrodt of a written invoice detailing such costs, accompanied by such documentation as may be reasonably necessary to demonstrate the amount and nature of such costs.

2.6.3       Allocation Among Customers. In the event Mallinckrodt has insufficient Manufacturing Quota to satisfy Osm Kft’s requirements, Mallinckrodt shall use commercially reasonable efforts to allocate available Manufacturing Quota for API to its customers based upon sales history and realistic forecasted demand, with Mallinckrodt first addressing internal Mallinckrodt demand, followed by demand of customers having written supply agreements with Mallinckrodt, followed (lastly) by customers who purchase on a non-contract or spot basis. Without limiting the foregoing, Mallinckrodt further agrees to use its commercially reasonable efforts to: (i) minimize interruptions in the supply of API to Osm Kft; and (ii) mitigate against the consequences of any shortages of Manufacturing Quota. For the avoidance of doubt, any allocation of Manufacturing Quota pursuant to this Section 2.6.3 shall not constitute a Supply Failure.

2.7          Shortfalls and Allocation of Supply. If Mallinckrodt concludes there are any facts and/or circumstances that would be reasonably likely to cause it to be unable to supply API in accordance with the requirements of this Agreement in the quantities and within the time periods specified in any Final Purchase Orders or as otherwise set forth in the Binding Forecast, Mallinckrodt shall promptly notify Osm Kft of any shortfall (or anticipated shortfall) and shall allocate available supply to Osm Kft in such amounts as may be reasonably possible under any applicable circumstances and, in the event Mallinckrodt has other customers for such API, Mallinckrodt shall allocate available supply among Osm Kft and such other customers on a fair and reasonable basis (based upon sales history and realistic forecasted demand) with Mallinckrodt first addressing internal Mallinckrodt demand, followed by demand of customers having written supply agreements with Mallinckrodt, followed (lastly) by customers who purchase on a non-contract or spot basis. In the event of such shortfall (or anticipated shortfall), Osm Kft shall be relieved from its obligations to purchase any quantities of such API identified in any Purchase Order or Binding Forecast or as otherwise required pursuant to this Agreement for the period of any applicable shortage and may cancel any outstanding Final Purchase Order effective upon written notice to Mallinckrodt. In the event of any cancellation of a Final Purchase Order in accordance with the immediately preceding sentence, Osm Kft shall pay to Mallinckrodt to the Price for any Conforming API Delivered to Osm Kft pursuant to such cancelled Purchase Order prior to the date Mallinckrodt is informed in writing of such cancellation. For the avoidance of doubt, any allocation of Manufacturing Quota pursuant to this Section 2.7 shall not limit Osm Kft’s remedies with respect to a Supply Failure as long as such allocation is not in response to a Force Majeure Event.

2.8          Failure to Supply. If Mallinckrodt is unable to supply API to Osm Kft in the volume ordered in the corresponding Conforming Purchase Order, and such inability is not due to a Force Majeure Event, (a “Supply Failure”) Osm Kft may purchase the same volume of replacement active pharmaceutical ingredient from a third party at market competitive pricing subject to the terms herein (“Replacement Product”) and such volume of Replacement Product shall count toward Osm Kft’s minimum purchase requirements hereunder for the applicable Contract Year. If Osm Kft pays more for the Replacement Product than the per kilogram price for such API then in effect hereunder, Mallinckrodt will reimburse Osm Kft the difference between the per kilogram price for such API then in effect hereunder and the per kilogram price of the Replacement Product paid by Osm Kft, multiplied by volume of Replacement Product purchased by Osm Kft, for a volume up to the volume reflected in the corresponding Conforming Purchase Order, but in no event for a volume of Replacement Product in excess of the amount Mallinckrodt is unable to supply. Osm Kft shall provide Mallinckrodt with proof of the amount of reimbursement claimed in the form of invoice numbers and amounts that accurately represent the transactions for which such Osm Kft is seeking reimbursement, In no event will Mallinckrodt reimburse Osm Kft for cumulative volumes of Replacement Product that exceed the volumes corresponding to the applicable month (or portion thereof) in the most recent Forecast immediately preceding the Supply Failure. Further, in no event will cumulative volumes of Replacement Product in excess of the volumes corresponding to the applicable month (or portion thereof) in the most recent Forecast immediately preceding the Supply Failure count toward Osm Kft’s minimum purchase requirements hereunder.

2.9          Minimum Annual Payments. The parties agree that Osm Kft shall be responsible for the Initial Contract Year Minimum Payment which payment shall not be waived in the event Mallinckrodt does not obtain sufficient Manufacturing Quota for the first Contract Year or in the event Osm Kft does not obtain sufficient Procurement Quota for the first Contract Year, After the first Contract Year, the minimum payments and minimum purchase requirements for the then-current Contract Year shall terminate and be of no further force or effect if the Agreement is terminated.

2.10        Packaging. Mallinckrodt shall package API in containers according to the Specifications and as required by Applicable Law. Without limiting the foregoing, each such container shall be individually labeled with a description of its contents, including the manufacturer name, manufacturer lot number, quantity of API, a certificate of analysis, and the date of manufacture.

2.11        Shipping. Mallinckrodt shall make the volume of API specified in each corresponding Purchase Order available for Osm Kft, no mom than five (5) calendar days after the later of: (i) Osm Kft’s specified shipment date; and (ii) eighty-five (85) days after the date of receipt by Mallinckrodt of the applicable Final Purchase Order. Osm Kft shall be obligated to pay only for quantities of Conforming API actually Delivered, provided that, any variances in quantity that do not exceed or are not deficient by more than [***] from the quantity of API ordered in the applicable Final Purchase Order shall be deemed in compliance with such applicable Final Purchase Order for all purposes hereof. All API purchased hereunder shall be shipped Ex Works Mallinckrodt’ s Facility in St Louis, MO (Incoterms 2010) with reasonable advance notice of such shipment to Osm Kft (“Delivery”). Title and risk of loss or damage to API shall pass to Osm Kft at the Ex Works point specified above.

2.12        Delegation. Upon advance written notice to Mallinckrodt in any given case (which notice shall indicate the exact nature of any delegation and the API involved), Osm Kft shall have the right to have a third party designee, including contract manufacturers of Finished Product and/or any of Osm Kft’s Affiliate(s), exercise certain of Osm Kft’s rights and/or perform certain of Osm Kft’s obligations under this Agreement, including without limitation, with respect to the forecasting and ordering of API hereunder, the receipt of API, and the testing and acceptance or rejection of API. For clarity with respect to the preceding portions of this Section 2.12, Mallinckrodt acknowledges and agrees that, effective on written notice to Mallinckrodt meeting the requirements of the immediately preceding sentence, Osm Kft shall have the right to nominate a designee and to have that designee perform any specified portion of its obligations and to exercise any specified portion of its rights hereunder, whether or not a particular provision in this Agreement expressly refers to Osm Kft’s designee.

ARTICLE 3
PRICE AND PAYMENTS

3.1          Price for API.

3.1.1       Price. For API ordered during the Term of this Agreement, Osm Kft will pay the applicable Prices set forth in Exhibit B, subject to adjustment as provided in this Agreement. Invoices for amounts of API purchased hereunder will be issued by Mallinckrodt to Osm Kft at applicable Prices corresponding to the actual volume of API ordered by Osm Kft via each applicable Purchase Order. All amounts shall be invoiced and paid in United Stated Dollars.

3.1.2       Price Adjustments. On an January 1st of each Contract Year beginning with and effective for the second Contract Year hereunder, Mallinckrodt may recalculate the Price of API by an amount equal to the percentage increase or decrease for the pharmaceutical Preparation Manufacturing Producer Price Index (Series ID PCU325412325412) over the immediately preceding twelve (12) months as published by the Bureau of Labor Statistics; provided that no adjustment to the Price shall be made by Mallinckrodt for any subsequent Contract Year in the event that Osm Kft did not take the Aggregate Annual Minimum Volume as set forth on Exhibit B. Mallinckrodt shall notify Osm Kft in writing of any increase or decrease to the Price for the API supplied hereunder no later than ninety (90) calendar days prior to the commencement of each new Contract Year. In the event Mallinckrodt provides notice to Osm Kft of an increase in the Price of API, Mallinckrodt shall accept any Conforming Purchase Order provided by Osm Kft prior to the effective increase in Price for amounts of API up to the total amount of API forecasted only for the next applicable calendar quarter. In the event Mallinckrodt fails to provide ninety (90) calendar days advance notice to Osm Kft of an increase in the Price of API, then, for the remainder of the then current Contract Year, Mallinckrodt shall accept any Conforming Purchase Order provided by Osm Kft at the API Price in effect at the time Osm Kft submits such Purchase Order for amounts of API up to the total amount of API forecasted only for the next applicable calendar quarter.

3.2          Invoicing; Payment for API. Mallinckrodt shall submit an invoice to Osm Kft upon Delivery of API ordered pursuant to a Final Purchase Order by Osm Kft hereunder at the applicable Price for such shipment for the quantity of API in such shipment. All invoices shall be sent to the address specified in the relevant Purchase Order, and each invoice shall state the aggregate and unit Price for API in a given shipment, plus any taxes and other costs incident to the purchase or shipment initially paid by Mallinckrodt but to be borne by Osm Kft hereunder, in each case solely to the extent this Agreement allocates such taxes and costs to Osm Kft. All payments shall be made either by direct bank transfer to an account designated in Mallinckrodt’s invoice or by check payable to Mallinckrodt. Osm Kft shall pay all invoiced and undisputed amounts no later than sixty (60) calendar days after Osm Kft’s receipt of an invoice. Payment by Osm Kft shall not constitute acceptance of any API or impair Osm Kft’s right of inspection under Article 4 below.

3.3          Currency. Unless otherwise specifically set forth in this Agreement, all references to currency amounts herein shall mean the U.S. Dollars (USD).

3.4          Taxes. All taxes, VATs, levies, surcharges or other similar charges and any penalties levied thereon which relate to any amounts paid to Mallinckrodt hereunder (except for any income taxes of Mallinckrodt) shall be the responsibility of, and paid by, Osm Kft.

3.5          Financial Audit Rights. Osm Kft shall have the right, while this Agreement is in effect and for a period of twelve (12) months thereafter, to audit the accuracy of any payment obligations under this Agreement, including Price changes or invoices issued by Mallinckrodt in accordance herewith, which audits shall not be conducted more frequently than once per calendar year unless Osm Kft notifies Mallinckrodt that it has a good faith belief that Mallinckrodt has not calculated Prices accurately. Audits may be conducted only by an independent auditing firm (“Auditor”) retained by Osm Kft and agreed upon by Mallinckrodt, such agreement not to be unreasonably withheld. Osm Kft shall provide Mallinckrodt with thirty (30) days’ prior written notice of any audit. Records relevant to any audit shall be available for examination during regular business hours for a period of twelve (12) months after expiration or termination of this Agreement, or such other longer period as is required by Applicable Law. No records with respect to any particular period of time and subject to audit shall be examined on more than one occasion. The Auditor may examine Mallinckrodt5s records relating to this Agreement for the sole purpose of verifying the accuracy of any Price changes, payment obligations or invoices issued by Mallinckrodt hereunder. With regard to such calculations, the Auditor shall disclose to Osm Kft, with a copy to Mallinckrodt, only whether the Price or invoicing is correct or incorrect, and the amount of discrepancy, if any. If and to the extent Mallinckrodt is not in disagreement with some or all of the amounts reported by the Auditor to have been overcharged by Mallinckrodt, such amounts shall be refunded by Mallinckrodt to Osm Kft within sixty (60) calendar days from the accountant’s report. If, on the other hand, Mallinckrodt disagrees, reasonably and in good faith, with some or all of the conclusions set forth in any audit report issued by the Auditor, Mallinckrodt shall notify Osm Kft, in writing and within thirty (30) calendar days after Mallinckrodt’s receipt of any audit report, of the nature of its disagreement and the Parties thereafter shall attempt in good faith and for a period of thirty (30) calendar days (or for such longer period as the Parties may agree) to resolve such disagreement but if, within such time, they are unable to reach a resolution of all issues, any remaining issues in dispute shall be referred to a third party accounting firm with whom neither Party regularly does business (“Arbiter”) for a final resolution. The Arbiter must adopt one Party’s position with respect to each disputed issue and the Arbiter’s decision shall be final and nonappealable. The fees and expenses of the Arbiter shall be borne by the non-prevailing party. Osm Kft shall bear the full cost of any audit by the Auditor unless it has been agreed or conclusively determined there was an overcharge of more than [***] of the amount actually owed by Osm Kft during any applicable audited period, in which case Mallinckrodt shall reimburse Osm Kft for its reasonable third patty out-of-pocket costs incurred for such audit.

ARTICLE 4
QUALITY MATTERS

4.1          Inspection. During the term of this Agreement, and for one (1) year thereafter, upon reasonable advance notice and no more often than once annually, except for an inspection or audit for cause, Osm Kft shall have the right to, directly or through a designee, inspect and audit, during regular business hours: (i) the Facility; and (ii) any of Mallinckrodt5s manufacturing and quality control records and other documentation relating directly to the manufacturing and processing activities with respect to API (including any internal quality control audits or reviews conducted by Mallinckrodt). Such inspections and audits shall be for the purpose of ascertaining compliance with Applicable Laws and any of the covenants of Mallinckrodt set forth herein. In performing any such audit or inspection, the applicable personnel of Osm Kft or its designee shall: (i) not unreasonably interfere with other activities of Mallinckrodt being carried out at the Facility; and (ii) observe all rules and regulations applicable to visitors and to individuals employed at the Facility which have been communicated by Mallinckrodt to Osm Kft. Any non-public information obtained by Osm Kft through such inspections and audits shall be treated as Confidential Information of Mallinckrodt in accordance with Article 8 below.

4.2          Records. Mallinckrodt shall generate and maintain such records and samples as may be necessary under the Quality Agreement or Applicable Laws, including validation data, stability testing data, certificates of analysis, batch and lot records, quality control and laboratory testing, and any other data required by Applicable Laws. All such books, records and samples shall be maintained during the Term of this Agreement and for one (1) year thereafter, or for such longer periods as may be required by Applicable Law or the Quality Agreement.

4.3          Quality Control. All API supplied by Mallinckrodt shall constitute Conforming API at the time of Delivery. Mallinckrodt agrees that, prior to each shipment of API hereunder, it shall perform quality control procedures reasonably necessary to ensure that API conforms fully with the Specifications, including any quality control procedures set forth in the Quality Agreement Each shipment of API shall be accompanied by a certificate of analysis describing all current requirements of the Specifications and results of tests performed certifying the quantities of API supplied have been manufactured, controlled and released according to the Specifications and all applicable GMPs at the Facility.

4.4          Subcontractors. Mallinckrodt shall not subcontract or delegate any of its obligations hereunder to another entity without Osm Kft’s prior written approval, which such consent may not be unreasonably withheld for any subcontractor who (a) is bound by obligations of confidentiality no less restrictive than those in this Agreement and (b) grants Osm Kft the right to audit and inspect such subcontractor’s facility on substantially the same terms as Section 4.1. In such case, Mallinckrodt shall remain completely responsible for all of its obligations hereunder that are subcontracted and be responsible for the activities of such subcontractors as if such activities were conducted by Mallinckrodt itself.

4.5          Quality Agreement. Within ninety (90) calendar days following the Effective Date of this Agreement, the Parties shall use commercially reasonable efforts to enter into a mutually agreeable Quality Agreement in conformity with any Applicable Laws which will specify the Parties’ respective responsibilities for storage, release, quality control and quality assurance with respect to API (the “Quality Agreement”). Until a Quality Agreement is entered into between the Parties, this Agreement and Applicable Laws shall govern the Parties’ responsibilities with respect to procedures impacting the identity, quality, purity and all other aspects of API.

4.6          Rejection and Replacement of API. Osm Kft shall have the right, in accordance with the procedures specified in this Section 4.6, to reject any volume of API supplied to it hereunder if such API does not constitute Conforming API. Osm Kft shall inspect all API received by it from Mallinckrodt and if, within thirty (30) days of the date of receipt of such API, Osm Kft has not given written notice to Mallinckrodt rejecting any such API (which notice will provide a reasonably detailed description of the reason for such rejection), such API will be deemed to have been accepted for all purposes hereof, subject to Section 4.7. In the event Osm Kft provides a timely rejection notice to Mallinckrodt with respect to any given volume of API and Mallinckrodt does not give written notice to Osm Kft within thirty (30) days after its receipt of any such rejection notice that it disagrees with Osm Kft’s rejection of such API, API that is the subject of such rejection notice shall be deemed to have been rejected for all purposes hereof. If, however, within thirty (30) days of its receipt of any rejection notice from Osm Kft, Mallinckrodt, reasonably and in good faith, disagrees that any particular volume of API was properly rejected by Osm Kft, Mallinckrodt shall provide notice of such disagreement to Osm Kft setting forth the reasons for its disagreement. If, within a reasonable period of time after the date of any notice of disagreement given by Mallinckrodt (not, in any event, to exceed thirty (30) days), the Parties are unable to resolve any dispute relative to the rejection of any particular volume of API, the matter will be referred to an independent third party expert acceptable to both Parties whose decision as to whether or not any such API was properly rejected shall be final and binding on the Parties. If the independent third party expert determines the API in question constituted Conforming API, then such API shall be deemed to have been accepted by Osm Kft for all purposes hereof. If the independent third party expert determines the API in question did not constitute Conforming API or if the Parties have previously agreed such API was properly rejected, then Mallinckrodt shall, at the option of Osm Kft, either refund or credit Osm Kft for any amounts payable hereunder for such API or promptly replace the rejected API with Conforming API, Any properly rejected API shall, at the option of Mallinckrodt, either be returned to Mallinckrodt or destroyed by Osm Kft in an environmentally responsible manner, in either event at the sole cost and expense of Mallinckrodt. The fees and expenses of the independent third party expert shall be paid by the Party whose judgment is incorrect as to whether or not any particular volume of API was properly rejected.

4.7          Rejection for Latent Defects. Notwithstanding anything to the contrary in this Agreement, Osm Kft or its designee shall have the further right to reject, at any time prior to the earlier of die expiration of the shelf-life of the relevant API or nine (9) months after its receipt of the relevant API, such quantities of API accepted pursuant to Section 4,6 above on the grounds that all or part of the shipment does not constitute Conforming API, in each case, to the extent and only to the extent such nonconformance existed at the time of Delivery and could not have reasonably been determined by a standard inspection and testing of the API in accordance with Osm Kft’s standard operating procedures.

4.8          Changes. The Specifications for API shall not be supplemented or changed in any way absent the written approval of both Mallinckrodt and Osm Kft. Notwithstanding the foregoing, Mallinckrodt shall promptly make and implement such changes to the Specification as are required by Applicable Law (“Required Changes”), provided that Mallinckrodt shall not implement any Required Changes without informing Osm Kft of the nature of such changes as far in advance as reasonably practicable and shall not implement any such changes any sooner than necessary without the advance written approval of Osm Kft. If any such changes or modifications, whether agreed upon or whether they are Required Changes, would result in a material change in Mallinckrodt’s manufacturing costs and/or lead times, the Parties shall negotiate in good faith, prior to the implementation of any such changes, to determine whether to implement an appropriate adjustment to the Price and/or in the delivery schedules, as the case may be, for any affected API to be provided by Mallinckrodt hereunder; provided, however, that no change to the Price of API pursuant to this Section 5.8 shall be effective unless mutually agreed upon by the Parties in writing.

ARTICLE 5
REGULATORY MATTERS

5.1          Regulatory Actions. Mallinckrodt shall permit any Regulatory Authorities to conduct inspections of the Facility, and/or any other facility at which any of the manufacturing or processing activities relating to API supplied hereunder are performed, as such Regulatory Authorities may request, including pre-approval inspections, and shall cooperate with such Regulatory Authorities with respect to such inspections and any related matters, in each case that is related to the manufacture and supply of API hereunder. If, and to the extent practicable under the applicable circumstances, Mallinckrodt shall keep Osm Kft informed about the results and conclusions of each such regulatory inspection to the extent related to the supply of any API hereunder, including actions taken by Mallinckrodt to remedy conditions cited in such inspections. Additionally, Mallinckrodt agrees to notify Osm Kft of any material request, directive or other communication of the FDA, DEA or other Regulatory Authority relating to API supplied hereunder, if any such directive, request or communication might have any material adverse impact on the performance by Mallinckrodt of its obligations hereunder.

5.2          Regulatory Cooperation. Mallinckrodt agrees to provide to Osm Kft, at no additional charge to Osm Kft, with all information and data requested by Osm Kft that is in Mallinckrodt5s possession or control that might reasonably be necessary or useful for Osm Kft and/or its designees to apply for, obtain and maintain regulatory approvals for any Finished Product (each such regulatory approval for any Finished Product being a “Regulatory Filing”), promptly upon such request; provided that, with respect to regulatory jurisdictions where the Regulatory Authority allows DMF filings, Mallinckrodt may satisfy such obligations by: (i) submitting and maintaining a DMF for the API; and (ii) providing Osm Kft and/or its designees the right to reference such DMF to the extent necessary for Osm Kft and/or its designees to apply for, obtain and maintain regulatory approvals for any Finished Product, as further described in Section 5.3 below.

5.3          Drug Master Files. Mallinckrodt shall be responsible for maintaining the DMFs for the API, and all licensing, registrations and permits relating thereto or relating to the operation of the Facility or otherwise required to fulfill its obligations under this Agreement, and shall pay all fees (including Facility fees) relating thereto. Mallinckrodt shall provide, or cooperate with Osm Kft to provide, the appropriate authorizations to each applicable Regulatory Authority allowing Osm Kft and/or its designees the right to reference all DMFs for the API to support any regulatory filing for any Finished Products. Mallinckrodt shall use commercially reasonable efforts to assist Osm Kft in connection with Osm Kft’s use of any such DMFs, provided that Osm Kft shall reimburse Mallinckrodt for any reasonable out-of-pocket expenditure by Mallinckrodt incurred at the request of Osm Kft for filing any DMFs outside of the United States. Mallinckrodt shall be responsible for maintaining any such DMF(s) in accordance with Applicable Laws and ensuring all data and information incorporated therein is accurate and current as necessary. Mallinckrodt will notify Osm Kft at least twelve (12) months in advance (unless a lesser time to implement any change is dictated by law) of any and all material changes in its production, testing or packaging procedures in the DMF documented process for any API as required by FDA’s “Guidance for

Industry to an approved NDA or ANDA.” The Parties acknowledge the purpose of the immediately preceding sentence is to allow Osm Kft a reasonable amount of time to receive appropriate regulatory approval prior to Mallinckrodt implementing a significant change to its DMF.

5.4          Recall. Any decision pertaining to recalls of any Finished Product shall, as between the Parties, be the sole responsibility of Osm Kft; provided, however, if Mallinckrodt reasonably believes a recall may be necessary with respect to API provided under this Agreement, Mallinckrodt shall promptly notify Osm Kft in writing. Mallinckrodt shall provide assistance to Osm Kft, as reasonably requested, in conducting such recall, including providing all pertinent records that may assist Osm Kft in effecting such recall. Notwithstanding the foregoing and subject to the last sentence of this Section 5.4, if a recall of Finished Product arises from (a) the gross negligence, willful misconduct or wrongful act or omission of Mallinckrodt, or (b) a material breach by Mallinckrodt of this Agreement (including a breach of any of the representations or warranties in Article 9), Mallinckrodt shall bear all the costs and expenses of such recall, including, without limitation, expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment and destruction of recalled Finished Product from customers and shipment of an equal amount of replacement Finished Product to those same customers (“Recall Expenses”). In the event any Finished Product is recalled for any other reason, Osm Kft shall bear all Recall Expenses. Notwithstanding any of the preceding portions of this Section 5.4, Mallinckrodt’s liability for Recall Expenses for any given API hereunder shall not exceed, in the aggregate, the greater of (x) an amount equal to Osm Kft’s minimum purchase obligations for the corresponding Contract Year in which the first such recall is initiated, and (y) the amount paid by Osm Kft to Mallinckrodt hereunder for such API.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1          Intellectual Property. As between the Parties, Osm Kft shall retain ownership of any Regulatory Filings. All right, title and interest in and to any discovery, technology, invention (whether or not patentable) or other subject matter (including all intellectual property rights therein) conceived, developed, reduced to practice or otherwise made in the course of the activities hereunder: (i) shall be solely owned by Mallinckrodt if so conceived, developed, reduced to practice or otherwise made independently (i.e., without the involvement of Osm Kft and without the use of or reference to Osm Kft Confidential Information) by or on behalf of Mallinckrodt (“Mallinckrodt Inventions”): (ii) shall be solely owned by Osm Kft if so conceived, developed, reduced to practice or otherwise made independently by or on behalf of Osm Kft; and (iii) shall be jointly owned by Mallinckrodt and Osm Kft: if conceived, developed, reduced to practice or otherwise made jointly by or on behalf of Mallinckrodt and Osm Kft (“Joint Inventions”). As between the Parties, each Party shall have the right to control any filings for intellectual property rights solely owned by such Party and the prosecution, maintenance and enforcement thereof, and the Parties shall file for, prosecute, maintain and enforce any intellectual property rights with respect to Joint Inventions only as jointly agreed. Neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit any Joint Invention, and each Party hereby waives any right it may have under applicable law of any jurisdiction to require any such approval or accounting.

6.2          License to Mallinckrodt. Osm Kft hereby giants to Mallinckrodt a nonexclusive, nontransferable license under the Osm Kft Technology in the United States, for the Term, solely for purposes of manufacturing API ordered by Osm Kft under this Agreement and delivering such API to Osm Kft or its designee as specified in this Agreement. For purposes of this Section 6.2, “Osm Kft Technology” means: (i) all intellectual property rights owned or controlled by Osm Kft, including patent rights; and (ii) any know-how owned or controlled by Osm Kft, in each case (i) and (ii) only as and to the extent necessary for Mallinckrodt to perform its obligations under this Agreement.

6.3          License to Osm Kft. Mallinckrodt hereby grants to Osm Kft a nonexclusive, sublicensable (through multiple tiers) license under the Mallinckrodt Technology in the United States, for the Term plus the commercially reasonable amount of time necessary for Osm Kft to utilize any remaining API solely for purpose of making, having made, selling, and offering for sale Finished Products that include the API. For purposes of this Section 6.3, “Mallinckrodt Technology” means: (i) all intellectual property rights owned or controlled by Mallinckrodt, including patent rights; and (ii) any know-how owned or controlled by Mallinckrodt, in each case (i) and (ii) only as and to the extent necessary for Osm Kft to perform its obligations under this Agreement.

6.4          Disclosure. Subject to each Party’s obligations of confidentiality and non-disclosure under this Agreement, each Party shall disclose to the other Patty such information and know-how as is reasonably necessary to enable the other Party to exercise the license granted to it pursuant to this Article 6.

ARTICLE 7
TERM AND TERMINATION

7.1          Term. The term of tins Agreement shall commence on the Effective Date, and unless terminated in accordance with the terms of this Agreement, shall expire on December 31, 2021 (“Term”).

7.2          Termination by Osm Kft. Provided that Osm Kft has paid to Mallinckrodt at least Twenty Six Million Dollars ($26,000,000) as described in Section 2.2 hereof, Osm Kft may terminate this Agreement in its entirety for any reason or no reason on six (6) months’ advance written notice.

7.3          Breach. Either Party may terminate this Agreement if the other Party materially breaches any term or condition of this Agreement or the Quality Agreement and fails to remedy the breach within sixty (60) calendar days after being given written notice specifying such breach and referencing tills Section 7.3.

7.4          Insolvency. Either Party may terminate this Agreement upon written notice to the other Party if the other Party becomes the subject of any voluntary or involuntary bankruptcy or other insolvency, liquidation or other similar proceeding (except, with respect to any involuntary proceeding where a petition for relief filed against a Party is dismissed within sixty (60) days of its filing), or makes any composition or arrangement for the benefit of its creditors, or has a receiver, administrative receiver, liquidator or administrator appointed over all or any part of its assets or business.

7.5          Force Majeure Event. Either Party may terminate this Agreement pursuant to Section 11.5.

7.6          Effects of Termination.

7.6.1       It is understood that termination or expiration of this Agreement shall not relieve a Party from any liability that, at the time of such termination or expiration, has already accrued to the other Party; provided, however, that in the event either Party terminates this Agreement pursuant to Section 7.3, Osm Kft shall have the right to terminate all outstanding Final Purchase Orders for which Mallinckrodt has not already procured materials without any additional liability or penalty.

7.6.2       In the event of a termination by either Party or the expiration of this Agreement, Osm Kft, in its sole discretion, may, in addition to any Purchase Orders placed in accordance with the terms of this Agreement, and notwithstanding the then-current Forecast, place a final order for A PI (“Last Order”). The Last Order must be placed by Osm Kft no later than ten (10) calendar days before the expiration or termination of this Agreement. The quantity of API set forth in the Last Order may not exceed two (2) times the average monthly utilization of such API during the three (3) months prior to such expiration or termination.

7.7          Survival. The provisions of Sections 2.9, 3.5, 6.3, 7.6, and 7.7 and Articles 4, 5, 8, 9, 10, and 11 shall survive the expiration or termination of this Agreement for any reason. For avoidance of doubt, any obligation of Osm Kft to purchase any amounts of API from Mallinckrodt shall be extinguished upon termination or expiration of this Agreement.

ARTICLE 8
CONFIDENTIALITY

8.1          Confidential Information. The Parties may from time to time disclose to each other Confidential Information. “Confidential Information” means any proprietary, non-public information disclosed by one Party to the other which shall include, but is not limited to, the terms of this Agreement, all notes, books, papers, diagrams, documents, reports, memoranda, visual observations, oral communications and all other data or information in whatever form (including e-mail), disclosed by one Party and/or its Affiliates to the other Party and/or its Affiliates, including those made prior to the execution of this Agreement. In addition, and notwithstanding clause (i) or clause(v) below in this Section 8.1, (a) the Specifications, manufacturing equipment and processes, quality control standards and methods, and DMF shall constitute Confidential Information of Mallinckrodt and (b) Osm Kft’s pricing, purchase volumes, Forecasts and Purchase Orders shall constitute Confidential Information of Osm Kft. Notwithstanding the foregoing or anything herein to the contrary, Confidential Information shall not include any information that, in each case as demonstrated by the Party relying upon the exception: (i) is already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (ii) is generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) is subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party; or (v) is independently developed by the receiving Party without reference to any Confidential Information of the disclosing Party.

8.2          Confidentiality. Each Party agrees to hold and maintain in confidence all Confidential Information of the other Party. Each Party further agrees not to disclose any Confidential Information of the other Party to any person or entity except to those of its and its Affiliates5 employees, consultants, agents and advisors who have a need to know, and, in any event, each Party shall be fully responsible for any disclosure or use of the Confidential Information in violation of this Agreement of the other Party by any of its or its Affiliates’ employees, consultants, agents or advisors. Without limiting the foregoing, Confidential Information of the other Party shall not be used except as otherwise permitted by this Agreement, or as may be necessary to exercise any rights or perform any obligations under this Agreement. Nothing contained in this Article 8 shall prevent either Party from disclosing any Confidential Information of the other Party to (a) Regulatory Authorities for the purpose of obtaining approval to distribute and market an API (or Finished Products), provided, however, that all commercially reasonable steps are taken to maintain the confidentiality of such Confidential Information to be disclosed, (b) to accountants, lawyers or other professional advisors or in connection with a merger, acquisition or securities offering, subject in each case, to the recipient entering into an agreement to protect such Confidential Information from disclosure that is at least as restrictive as the obligations set forth in this Article 8, or (c) is required by Applicable Laws to be disclosed, provided however, that the Party subject to such disclosure requirement has provided written notice to the other Party promptly upon receiving notice of such requirement (if legally possible under the circumstances) in order to enable the other Party to seek a protective order or otherwise prevent or limit disclosure of such Confidential Information. In performing its obligations under this Article 8, each Party shall use at least that degree of care as it would employ in protecting its own Confidential Information from improper use or disclosure.

8.3          Remedies. It is understood that any breach by a Party of its obligations under this Article 8 may cause irreparable harm to the non-breaching Party and, therefore, such non-breaching Party shall, in the event of any breach or threatened breach of this Article 8 by the other Party, have the right to seek an injunction or other appropriate equitable relief, without the necessity of posting a bond or other form of financial assurance and in addition to any other remedies that may be available.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1          Mallinckrodt Representations and Warranties.

9.1.1       General. Mallinckrodt represents and warrants that: (i) it has full power and authority to enter into and to perform its obligations under this Agreement; (ii) it has not entered and will not enter into any agreements with any third party that would prevent or materially hinder performance by Mallinckrodt hereunder; and (iii) its execution of this Agreement and performance hereunder is not and will not be in conflict, in any material respect, with any Applicable Laws.

9.1.2       API Representations and Warranties.

9.1.2.1    Applicable Laws. Mallinckrodt represents and warrants that the Facility is and will be operated in compliance with all Applicable Laws and that the Facility has and will have all licenses, permits and other governmental permissions necessary for the manufacture of API in accordance herewith. Mallinckrodt further represents and warrants that API supplied hereunder shall be manufactured in compliance with all Applicable Laws, shall meet the Specifications and shall otherwise constitute Conforming API. Without limiting the foregoing, at the time of Delivery to Osm Kft, no API shall be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended and in effect at the time of Delivery.

9.1.2.2    Shelf Life. Mallinckrodt represents and warrants that at the time of Delivery, API supplied by Mallinckrodt under this Agreement shall have a shelf life of at least [***] remaining at the time of delivery of such API to Osm Kft or its designee. No Encumbrance. Mallinckrodt represents and warrants that title to all API under this Agreement shall pass to Osm Kft as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.

9.1.2.3    Intellectual Property. Mallinckrodt represents and warrants that, to its actual knowledge, the manufacture and supply of API hereunder shall not infringe or misappropriate any known intellectual property right of any third party, including, but not limited to the API manufacturing process, Mallinckrodt makes no representations/warranties with respect to any alleged infringement or misappropriation arising from Osm Kft’s use of API to manufacture, market, sell or distribute any Finished Product.

9.1.3       Personnel. Mallinckrodt represents and warrants to Osm Kft that, with respect to API to be supplied hereunder or with respect to any of the manufacturing or other obligations to be performed hereunder, none of Mallinckrodt, any of its Affiliates, or any of their respective employees have been “debarred” by the FDA or other governmental authority, or subject to a similar sanction from another Regulatory Authority, nor have debarment proceedings against Mallinckrodt, any of its Affiliates or any of their respective employees been commenced. Mallinckrodt will promptly notify Osm Kft in writing if any such proceedings have commenced or if Mallinckrodt, any of its Affiliates or any of their respective employees, in any way relevant to performance hereunder, are debarred by the FDA or other governmental authority or any other Regulatory Authority.

9.1.4       Fees and Licenses. Mallinckrodt has maintained and will continue to maintain DMFs for the API, and all licensing, registrations and permits relating thereto or relating to the operation of the Facility or otherwise required to fulfill its obligations under this Agreement, and has paid all fees (including Facility fees) relating thereto.

9.2          Osm Kft. Osm Kft and Osmotica each represent and warrant that: (i) it has full power to enter into the Agreement; (ii) it has obtained all necessary corporate approvals to perform all of its obligations under this Agreement; and (iii) its execution of this Agreement and performance hereunder is not and will not be in conflict, in any material respect, with any Applicable Laws.

9.3          DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 10
INDEMNIFICATION

10.1        Osm Kft. Osm Kft shall indemnify, defend and hold harmless Mallinckrodt and its Affiliates, and its and their directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses or costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging physical injury or death or otherwise resulting from: (i) the promotion, distribution, sale, offer for sale, marketing, handling, possession, or use of any API supplied hereunder or Finished Products by or on behalf of Osm Kft where such API was Conforming API supplied by Mallinckrodt in full compliance with this Agreement; (ii) the negligent or intentionally wrongful acts or omissions of Osm Kft relating to this Agreement; (iii) any breach by Osm Kft of its representations and warranties under Section 9,2 above; in each case, subject to the requirements set forth in Section 10.3 below. Notwithstanding the foregoing, Osm Kft shall have no obligations under this Article 10 for any liabilities, expenses or costs arising out of or relating to claims to the extent of Mallinckrodt’s obligation to indemnify under Section 10.2 below.

10.2        Mallinckrodt. Mallinckrodt shall indemnify, defend and hold harmless Osm Kft and its Affiliates, and its and their directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses, and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging physical injury or death or otherwise resulting from: (i) the negligent or intentionally wrongful acts or omissions of Mallinckrodt relating to this Agreement; (ii) any breach by Mallinckrodt of any of its representations and warranties under Section 9.1; (iii) any material breach by Mallinckrodt of any of its obligations under this Agreement, and/or (iv) Mallinckrodt’s Delivery of non-Conforming API, in each case, subject to the requirements set forth in Section 10.3 below. Notwithstanding the foregoing, Mallinckrodt shall have no obligations under sections (ii) and (iii) of this Article 10 for any liabilities, expenses or costs arising out of or relating to claims to the extent of Osm Kft’s obligation to indemnify under Section 10.1 above.

10.3        Procedure. A Party seeking indemnification under this Agreement (“Indemnified Party”) shall promptly notify, in writing, the other Party (“Indemnifying Party”) of the assertion of any claim or discovery of any fact upon which the Indemnified Patty intends to base a claim for indemnification. An Indemnified Party’s failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is, due to the period of delay in notice, materially prejudiced with respect to the defense of any third party action or loses any available opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification. The Indemnifying Party, while reserving the right to contest its obligations to indemnify, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate. The Indemnified Party shall, at all times, reasonably cooperate with the Indemnifying Party in the defense of any indemnified claim or action (i.e., providing information, making personnel available, engaging in reasonable consultation, etc.). An Indemnifying Party’s right to control, select counsel for, settle, defend, try or otherwise dispose of or handle a claim, demand, lawsuit or other proceeding, does not give the Indemnifying Party the right (a) to admit wrongdoing of any kind by or on behalf of the Indemnified Party, (b) to disparage the reputation of the Indemnified Party, (c) to cause the Indemnified Party to be debarred, or (d) to agree by or on behalf of the Indemnified Party to the imposition upon it of any monetary or other liability or obligation which cannot and/or will not be fully assumed and performed by the Indemnifying Party. Notwithstanding the preceding portions of this Section 10.3, the Indemnifying Party shall have the right to settle any claim or action without the approval of the Indemnified Party if such settlement is for the payment of money by the Indemnifying Party and the Indemnified Party receives a complete release from all liability with respect to any such claim or action without the imposition of any restriction on its business.

10.4        Product Liability Insurance. Each Party shall, during the term of this Agreement and for [***] after termination or expiration of this Agreement, obtain and maintain at its own cost and expense from an insurance company having an AM Best rating of not less than A- (provided, however, that Osm Kft may satisfy all or part of its obligation through its insurance carrier/captive and Mallinckrodt may satisfy all or part of its obligation through a program of self-insurance) product liability insurance providing protection against any and all claims, demands, and causes of action that are indemnifiable in accordance with this Article 10. The amount of coverage shall be a minimum of [***] combined single limit coverage for each occurrence for bodily injury and/or for property damage. Each Party agrees, upon the other Party’s written request, to furnish the other Party with a certificate of insurance evidencing such insurance coverage (unless covered by a program of self-insurance).

ARTICLE 11
GENERAL PROVISIONS

11.1        Assignment. The Parties agree that their rights and obligations under this Agreement may not be assigned or otherwise transferred to a third party without the prior written consent of the other Party hereto (which consent shall not unreasonably be withheld or delayed), except that nothing in this Section 11.1 shall be deemed to limit Osm Kft’s rights under Section 2.12 above. Notwithstanding the foregoing, either Party may transfer or assign its rights and obligations under this Agreement to an Affiliate or to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided such assignee or transferee has agreed to be bound by, or, by operation of law, is clearly bound by, the terms and conditions of this Agreement. Subject to the foregoing, this

Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

11.2        Governing Law. This Agreement shall by governed by the laws of the State of Delaware, without reference to principles of conflicts of laws that might apply the law of another jurisdiction.

11.3        Dispute Resolution. Except for any disputes with respect to non-conforming API, which shall be resolved in accordance with Section 4,6 above, and for any claims pursuant to which a Party is seeking injunctive relief or enforcement of a judgment or as otherwise set forth in Section 11.3.3, all disputes between the Parties relating to or arising out of this Agreement, including but not limited to disputes, claims, defenses involving or requiring the interpretation, validity, enforceability, alleged breach or performance of this Agreement, shall be subject to the following dispute resolution procedure:

11.3.1     Notice of any dispute shall be given by written notice from one Party to the other Party describing the dispute (the “Dispute Notice”). The dispute shall first be presented to the Chief Executive Officer of Osm Kft or his designee and the appropriate executive of Mallinckrodt who is in charge of the sale and marketing of the APIs supplied hereunder. If these individuals are unable to resolve the dispute in a mutually satisfactory manner within thirty (30) calendar days after the date of the Dispute Notice, then the matter shall promptly be submitted to a non-binding mediation before a mediator chosen by, and acceptable to, both Parties, such mediation to be held at a mutually satisfactory location.

11.3.2     If the Parties cannot resolve their dispute through non-binding mediation within thirty (30) calendar days after the dispute is submitted to mediation (but in any event not longer than sixty (60) calendar days after the date of the Dispute Notice), then, if and only if both Parties agree, the matter shall be finally settled under JAMS Comprehensive Arbitration Rules & Procedures (the “Rules”) by an arbitral tribunal composed of three (3) arbitrators, all of whom shall have familiarity with the pharmaceutical/biotechnology industry and be licensed to practice law (the “Qualifications”). Each Party hereto will appoint an arbitrator, and the two Party-appointed arbitrators will attempt to agree on the appointment of the third arbitrator, who will act as chairman of the arbitral tribunal within thirty (30) days commencing after the date of confirmation by the JAMS of the later of their two nominations, and such attempt to agree will be in concert with the respective nominating Patties. Failing such agreement, the chairman shall be appointed in accordance with the Rules. If, at the time of the arbitration, the Parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator, who shall in all events satisfy the Qualifications, shall be appointed by agreement of the Parties, or, failing such agreement, in accordance with said Rules. The language of the arbitration shall be English. The arbitration proceedings shall be conducted in New York, New York, or in such other location as the Parties may mutually agree. The award or outcome resulting from such arbitration shall be final and binding on the Parties hereto, and judgment on such award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.

11.3.3     In the event that the Parties select to resolve any dispute through binding arbitration, nothing in this Section 11.3 restricts either Party’s freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek emergency legal or equitable remedies necessary to preserve or restore the status quo ante pending the outcome of arbitration. If the Parties do not agree to settle any dispute through binding arbitration, then the Parties shall be free to seek any remedies that may be available, at law or in equity, to enforce any of their rights hereunder and the Parties agree that such disputes shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York and each Party hereby consents to the personal jurisdiction thereof.

11.4        Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party shall be in writing and delivered to the other Party at its address indicated below (or to such other address as a Party may specify by like notice) by courier or by registered or certified airmail, postage prepaid, or by facsimile (if electronically acknowledged or confirmed). All notices shall be effective as of the date received by the addressee.

If to Osm Kft:	Osmotica Kereskedelmi es Szolgalato Kft
Berlini u. 47-49
Budapest
1045-Hungary

Attn: Gabor Varga, Managing Director
Fax:

With a copy to:
Osmotica Pharmaceutical Corporation
400 Crossing Boulevard
Bridgewater, NJ 08807
Attn: General Counsel
Fax:

If to Mallinckrodt:	Mallinckrodt LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attn: VP, Business Operations - API
Fax:

With a copy to:
Mallinckrodt LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attn: General Counsel, Specialty Generics
Fax:

If to Osmotica:	Osmotica Pharmaceutical Corporation
400 Crossing Boulevard
Bridgewater, NJ 08807
Attn: General Counsel
Fax:

11.5        Force Majeure. Neither Party will be liable for its failure to perform any of its obligations hereunder (except for the obligation to make any payment hereunder) during any period in which such performance is delayed by: (i) acts of God; (ii) fire, explosion, or unusually severe weather; (iii) war, invasion, riot, terrorism, or other civil unrest; (iv) governmental laws, orders, restrictions, actions, embargos, or blockages; (v) national or regional emergency; or (vi) injunctions, strikes, lockouts, labor trouble (“Force Majeure Event”). A Party affected by a Force Majeure Event will promptly notify the other Party, explaining the nature and expected duration thereof and such Party shall use commercially reasonable efforts to remedy or mitigate such Force Majeure Event and the effects thereof. Notwithstanding the foregoing, if a Party is unable to perform any of its obligations under this Agreement for a period of more than ninety (90) calendar days as a result of a Force Majeure Event, the other Party may terminate this Agreement upon written notice to the affected Party.

11.6        Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

11.7        Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing and executed by a duly authorized representative of the Party waiving compliance. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Patty’s rights at a later time to enforce the same.

11.8        Severability. Should any section or portion of this Agreement be held invalid or unenforceable in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected, unless enforcement of this Agreement without such provision would not be appropriate or in accord with the intent of the Parties given the relative importance or essential nature of any section or provision deemed invalid or unenforceable.

11.9        Independent Contractors. The relationship of Osm Kft and Mallinckrodt established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency or other fiduciary relationship between Osm Kft and Mallinckrodt. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

11.10      Entire Agreement; Amendment. The terms and provisions contained in the Agreement (including the Exhibits hereto and the Purchase Orders issued pursuant hereto) and the Quality Agreement constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding upon either Party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective Parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect. In the event of any conflict or inconsistency between the terms of this Agreement, on the one hand, and the terms set forth in any Purchase Order or in the Quality Agreement, on the other hand, this Agreement shall prevail in all cases, except with respect to any matters that clearly and unambiguously relate only to quality, in which case the Quality Agreement shall prevail.

11.11      Licenses and Permits. Each Party shall, at its sole cost and expense, maintain in full force and affect all necessary licenses, permits, and other authorizations required by Applicable Law in order to carry out its duties and obligations hereunder.

11.12      LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO CLAIMS ARISING OUT OF, RESULTING FROM, OR DUE TO (A) A PARTY’S FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (ALL SUBJECT TO MALLINCKRODT’S CAP ON RECALL EXPENSES SET FORTH IN SECTION 5.4), OR (B) A PARTY’S BREACH OF SECTION 6 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGE (INCLUDING FOR LOST PROFITS OR BUSINESS INTERRUPTION), BASED ON A CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, ARISING OUT OF ANY BREACH OF THIS AGREEMENT OR OTHERWISE RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER OR NOT SUCH LOSS OR DAMAGE IS REASONABLY FORESEEABLE UNDER THE CIRCUMSTANCES AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS.

11.13      Further Acts. If Osm Kft selects one or more partners or collaborators for marketing the Finished Product(s), and any such partner or collaborator requests changes to any logistic terms of this Agreement, the Parties shall discuss in good faith accommodation of such requests.

11.14      Publicity. Except as expressly authorized herein, neither party hereto shall (i) use the name, insignia, symbol, trademark, trade name, logotype or products (or any abbreviation or adaptation thereof) of the other party or any affiliate or employee thereof in any advertising, press release, publicity or promotional materials, or on any website, without such party’s prior written consent, or (ii) disclose the terms of this Agreement to any third party unless and to the extent required by Applicable Law. All press releases and other public announcements relating to this Agreement or the transactions contemplated hereby will be prepared and issued only with the prior written consent of both Parties, except for public disclosures required by Applicable Law.

11.15      Guarantee. Osmotica hereby agrees to be jointly and severally liable for the prompt and complete performance of Osm Kft’s obligations under this Agreement, and hereby irrevocably and unconditionally guarantees the payment and performance by Osm Kft of its obligations set forth in this Agreement, to the extent that Osm Kft fails to satisfy such obligations, and thereafter fails to cure any breach of such obligations, following written notification of such failure by Mallinckrodt. Osmotica’s obligations under this Section 11.15 are absolute, unconditional and irrevocable irrespective of any circumstances which might otherwise constitute, by operation of law or otherwise, a discharge of a guarantor. Osmotica hereby irrevocably waives any right to request that any other formalities or protest be accomplished and expressly undertakes not to exercise, and waives to the fullest extent lawful, any rights that it may have under applicable law in each case, with respect to its guarantee obligations pursuant to this Section 11.15. Osmotica agrees that its obligations hereunder shall not be discharged nor shall they be affected by reason of: (i) the invalidity or unenforceability of the obligations of Osm Kft under this Agreement arising from or related to the bankruptcy, liquidation, winding up or dissolution of Osm Kft; or (ii) the appointment of or acts of a trustee, receiver or liquidator on behalf of Osm Kft (including, without limitation, the ability of any trustee, receiver or liquidator of Osm Kft to disclaim obligations of Osm Kft arising under this Agreement). Osmotica agrees that (i) the waiver by Mallinckrodt of any of the terms, provisions, conditions, obligations and agreements of this Agreement, (ii) any modification or changes to this Agreement, (iii) the giving of any consent to an assignment or the making of any assignment of this Agreement and (iv) the granting of extensions of time to Osm Kft may all or any of them be made and done without notice to Osmotica and without in any way affecting, changing or releasing Osmotica from its obligations given under this Section 11.15, and such changes or extensions of time may be granted, such waiver and consents may be given and such modifications and assignments may be made without notice to or the consent of Osmotica and without impairing the obligations of the guarantee hereby given. All payments by Osmotica hereunder shall be made in full, without set-off or counterclaim and free and clear of any deductions or withholdings in immediately available, freely transferable, cleared funds to the account of Mallinckrodt as notified to Osmotica by Mallinckrodt. This guarantee shall expire upon final fulfillment by Osm Kft of all its obligations under this Agreement. For clarity, the other Sections of this Article 11 shall apply with respect to Osmotica’s obligations under this Section 11.15.

11.16      Costs. Each Party will pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement, except as otherwise provided herein.

11.17      Review by Legal Counsel. Each of the Parties agrees it has read and had the opportunity to review this Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting Party shall not apply.

11.18      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (e.g., portable document format (.pdf)), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party shall re-execute original forms thereof and deliver them to the Party who made said request.

[Signature page follows.]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Osmotica Kereskedelmi es Szolgalato Kft		Mallinckrodt LLC

By:	/s/ Gabor Varga	By:	/s/ Roger Owen
Name:	Gabor Varga	Name:	Roger Owen
Title:	Managing Director	Title:	VP, Business Operations
Date:	March 17, 2017	Date:	March 17, 2017

Osmotica Pharmaceutical Corporation

By:	/s/ J.D. Schaub
Name:	J.D. Shaub
Title:	Vice President
Date:	March 17, 2017

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit A API
API

Methylphenidate HCL (product code 0570)

Methylphenidate HCL (product code 1571)

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit B
Commercial Terms

Osm Kft commits to work diligently and in good faith to progress validation and transition to Methylphenidate HC1 (New Chemistry) code 0570 as soon as possible, and Mallinckrodt commits to providing Osm Kft with all the relevant technical support and provide sufficient Methylphenidate HC1 (Old Chemistry) code 1571 while such transition work is progressed.

First Contract Year

For the first Contract Year the following commercial terms shall apply:

SKU Code	API	Base Price	Incoterm	Destination Country	Aggregate Minimum Annual Volume per Contract Year	Aggregate Maximum Annual Volume per Contract Year
1571	Methylphenidate HC1 (Old Chemistry)	[***] up to [***] in		USA	[***]	[***]
Aggregate
or
Ex
0570	Methylphenidate HC1 (New Chemistry)	[***] for volume supplied in	Works
excess of [***] in aggregate

During the first Contract Year, Osm Kft will Purchase a minimum of [***] of APT in aggregate from Mallinckrodt. For the sake of clarity and for example this could be through the Purchase of:

(i)                                     [***] of any volume permutation of Methylphenidate HC1 (old chemistry) code 1571 and Methylphenidate HC1 (new chemistry) code 0570 at a Price of [***], or

(ii)                                  less than[***] of any volume permutation of Methylphenidate HC1 (old chemistry) code 1571 and Methylphenidate HC1 (new chemistry) code 0570 at a corresponding higher price that equates to a Purchase value of [***].

For the sake of clarity, once the threshold of [***] of API has been Purchased in the first Contract Year by Osm Kft, Mallinckrodt will supply to Osm Kft incremental volume API at a price of [***] for the remainder of the first Contract Year up to an Aggregate Maximum Annual Volume of [***].

Notwithstanding anything otherwise herein contained, Osm Kft agrees to Purchase from Mallinckrodt a minimum of [***] of API during the first Contract Year; if, at the end of the first Contract Year, Osm Kft has not Purchased said minimum amount, Osm Kft shall pay to

Mallinckrodt [***] less the aggregate Price of API Purchased by Osm Kft during the first Contract Year (“Initial Contract Year Minimum Payment”) immediately on the last day of the first Contract Year (i.e., December 31, 2017).

To support Osm Kft’s launch of its Finished Product in the United States through its US Affiliate, Osmotica, Mallinckrodt will supply the following volumes of Methylphenidate HC1 (Old Chemistry made from purchased Threo acid) code 1571 chronologically in the first Contract Year to Osm Kft;

(i)                                     [***] shipment in January 2017;

(ii)                                  [***] (for which Osm Kft has obtained Procurement Quota) targeted for shipment in March 2017, where Mallinckrodt will use commercially reasonable efforts to expedite release of this shipment as soon as practically possible (but in no event will shipment of this volume subsequent to March 2017 constitute a breach or Supply Failure as long as Mallinckrodt utilizes commercially reasonable efforts to expedite release of such shipment);

(iii)                               [***] the parties to work in good faith to mutually agree in writing upon the specific shipping date(s) associated with such volume based on ability and timing of Osm Kft to secure Procurement Quota; and

(iv)                              Up to [***] within three (3) months of receipt of a Conforming Purchase Order, provided Osm Kft previously provides the Forecast and secures appropriate Procurement Quota.

Notwithstanding anything to the contrary, any API ordered or supplied in the 2017 calendar year yet prior to the Effective Date of this Agreement shall be deemed to be Conforming Purchase Orders placed during the first Contract Year of this Agreement for purposes of counting toward the Initial Contract Year Minimum Payment under this Agreement.

Osm Kft agrees to Purchase such API from Mallinckrodt made with purchased Threo acid, else the above timelines for supply are not applicable.

Subsequent Contract Yearn

If ANDA #205327 (Methylphenidate Extended Release Tablets) is not approved by September 30th, of a Contract Year, the minimum Annual Purchase Commitment ([***]) for the following Contract Year will be waived. For the subsequent Contract Years dining the Term of the agreement the following commercial terms shall apply:

SKU Code	API	Base Price	Incoterm	Destination Country	Aggregate Minimum Annual Volume per Contract Year	Aggregate Maximum Annual Volume per Contract Year
1571	Methylphenidate	[***]	Ex Works	USA	[***]	[***]
HC1
(Old Chemistry)

or

Methylphenidate
0570	HC1
(New Chemistry)

During the subsequent Contract Years during the Term of the Agreement, and subject to Osm Kft’s termination rights under Article 7 of the Agreement, Osm Kft will Purchase a minimum of [***] of API in aggregate from Mallinckrodt For the sake of clarity and for example this could be through the Purchase of:

(i)                                     [***] of any volume permutation of Methylphenidate HC1 (old chemistry) code 1571 and Methylphenidate HC1 (new chemistry) code 0570 at a Price of [***], or

(ii)                                  less than [***] of any volume permutation of Methylphenidate ITC1 (old chemistry) code 1571 and Methylphenidate HC1 (new chemistry) code 0570 at a corresponding higher price that equates to a Purchase value of [***].

For the sake of clarity, once the threshold of  [***] of API has been Purchased in each subsequent Contract Year by Osm Kft, Mallinckrodt will supply to Osm Kft incremental volume API at a price of [***] for the remainder of that Contract Year up to an Aggregate Maximum Annual Volume of [***].

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit C - API Specifications
Mallinckrodt Specification for Methylphenidate HCI, USP- Code 1571

[***]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Mallinckrodt Specification for Methylphenidate HCI, USP (np) - Code 0570

[***]